SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:  February 5 , 1999             Commission file number: 1-12151
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                       CHASE PREFERRED CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


         Delaware                                            13-3899576
(State or other jurisdiction                              (I.R.S. Employer
     of incorporation)                                   Identification No.)


     270 Park Avenue, New York, NY                              10017
(Address of principal executive offices)                     (Zip Code)


      (Registrant's telephone number, including area code): (212) 270-6000

Item 5.  Other Events

      Chase Preferred Capital Corporation (the "Registrant") is a wholly-owned subsidiary of The Chase Manhattan Bank, which is itself a wholly-owned subsidiary of The Chase Manhattan Corporation (the "Parent Corporation"). The Registrant has no employees. In accordance with agreements between the Registrant and The Chase Manhattan Bank, The Chase Manhattan Bank manages all of the Registrant's operations, including servicing all of the Registrants mortgage loans. As a result, Year 2000 efforts for the Registrant are being coordinated, managed and monitored as part of the Parent Corporation's overall Year 2000 efforts for itself and its subsidiaries. The following is a brief description of these efforts.

      The Parent Corporation's Year 2000 efforts commenced in mid-1995. At that time, the Parent Corporation established an enterprise-wide program to deal with its Year 2000 efforts on a global basis, both technical- and business-related. The Parent Corporation formed a Year 2000 Enterprise Program Office, which reports directly to the Parent Corporation's Executive Committee and is responsible for the Parent Corporation's Year 2000 efforts. In addition, a Year 2000 Core Team, consisting of senior managers from internal audit, technology risk and controls, financial management, the technology infrastructure division, legal and the Year 2000 Enterprise Program Office, provides independent oversight of the process. The Core Team, which also reports directly to the Parent Corporation's Executive Committee, is charged with identifying key risks and ensuring necessary management attention for timely resolution of project areas. The Core Team reviews progress on a monthly basis and, prior to January 1, 1999 had been conducting formal quarterly reviews. Commencing January 1, 1999, the Core Team will be conducting formal reviews more frequently than quarterly.

      The Parent Corporation's Year 2000 Program is tracked against a well-defined set of milestones. During its inventory and assessment phases, which were completed on schedule on September 30, 1997, the Parent Corporation identified hardware and software that required modification, developed implementation plans, prioritized tasks and established implementation time frames. Approximately 3,900 business applications (approximately 1,000 of which are provided by third-party vendors) were identified by the Parent Corporation as requiring Year 2000 remediation. Remediation of these software applications was substantially completed during the fourth quarter of 1998. The majority of internal testing of those applications had also been completed by December 31, 1998.

      The Parent Corporation has set June 30, 1999 as its target date for completion of all remediation and testing of its technical infrastructure components, business applications, building systems and desktop systems. This would include all software applications required by The Chase Manhattan Bank, as Advisor and Servicer to the Registrant, in connection with the adminstration and servicing of the Registrant's residential and commercial mortgage loans.

      As systems remediation and internal testing is completed, increased focus is being directed to external testing. During the third quarter of 1998, the Parent Corporation commenced participation in testing with various governmental and industry organizations and will continue that participation in 1999.

      In addition to its technology related efforts, the Parent Corporation has made significant progress on its major customer and business-partner due diligence. The results of the Parent

Corporation's ongoing testing, assessment and monitoring will be incorporated into its risk management processes, including determining the extent to which any contingency plans will need to be executed.

      At September 30, 1998, the Parent Corporation revised its estimate of the costs to remediate its Year 2000 issues for the period 1997-1999 to approximately $363 million. Of this amount, approximately $250 million was spent in 1997 and 1998. Accordingly, the Parent Corporation currently estimates that full year 1999 Year 2000 costs will be approximately $127 million. These costs include the costs of remediation, testing, third party assessment and contingency planning and will be expensed as incurred. These costs do not include approximately $33 million of capitalizable costs for Year 2000 compliant equipment that will be depreciated beyond December 31, 1999.

      In its normal course of business, the Parent Corporation manages many types of risk. The Parent Corporation has recognized that the risks presented by Year 2000 are unique given the pervasive nature of the problem and the fact that there may be a higher likelihood that Year 2000 risk may present itself in multiple, simultaneous impacts. Because of this, the Parent Corporation has adjusted and will continue to adjust its risk management processes and contingency plans to take the most probable anticipated effects into account. Although it is too early to predict accurately what "fails" may occur, the Parent Corporation has stated that it believes sufficient planning, communication, coordination and testing will mitigate potential disruption. In this regard, the Parent Corporation has begun its "event planning" for the Year 2000. In addition to the internal and external testing and the operational assessments and planning discussed above, the Parent Corporation's Year 2000 "event planning" includes creation of command centers; establishment of special rapid response technology teams; scheduling availability of key personnel; additional training, testing and simulation activities; and establishment of rapid decision processes.

      The Parent Corporation's expectations about completion of its Year 2000 remediation and testing efforts, the anticipated costs to complete the project and anticipated business, operational and financial risks to the Parent Corporation and its subsidiaries, including the Registrant, are subject to a number of uncertainties. The Parent Corporation's estimates as to the cost to prepare for the Year 2000 are based on numerous assumptions regarding future events including, among others, expectations regarding third party modification plans and the nature and amount of testing that may be required as well as continued availability of trained personnel. For example, if the Parent Corporation is affected by the inability of vendors, service providers, customers or securities exchanges to successfully implement their Year 2000 plans and continue operations, if the Parent Corporation is unsuccessful in identifying or fixing all Year 2000 problems in its critical operations, or if the Parent Corporation is unable to retain the staff or third party consultants necessary to implement its technology plans at currently projected costs and timetables, the operation or financial results of the Parent Corporation and its subsidiaries (including the Registrant) could be materially impacted.

                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CHASE PREFERRED CAPITAL CORPORATION
                                                   (Registrant)


Dated:  February 5, 1999                 By: /s/Louis M. Morrell
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                                                Louis M. Morrell
                                                Treasurer